LINE OF CREDIT PROMISSORY NOTE

$500,000.00	March 23, 2007

FOR VALUE RECEIVED, ASIA SPECIAL SITUATION ACQUISITION CORP., a Cayman Island corporation (the "Maker"), having an office at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman Islands does hereby promise to pay to HO CAPITAL MANAGEMENT LLC, a Delaware limited liability company having an office at 386 Columbus Avenue, Apt. 17A, New York, New York 10024 (the “Lender”), or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of up to Five Hundred Thousand Dollars ($500,000.00), or such lesser amount as may be borrowed by the Maker as Advances under this line of credit promissory note (the “Note”).

This Note shall not bear interest.

The entire outstanding principal amount of this Note shall be due and payable on a date that shall be the earlier to occur of (a) the date of closing of an initial public offering of securities of the Maker, or (b) December 31, 2007 (the "Maturity Date").

1.  Advances. Subject to the provisions of Section 2 below, the Maker shall have the right, at any time or from time to time prior to the Maturity Date to request loans and advances from the Lender (individually an “Advance” and collectively, the “Advances”). Each such Advance shall be reflected on Schedule A to this Note and initialed on behalf of the Maker as and when received by an officer of the Maker.

2. Use of Proceeds. All proceeds received by the Maker from each Advance made by the Lender under this Note shall be used by the Maker solely to pay fees and expenses to be incurred by the Maker and/or the Business Combination Company in connection with the proposed initial public offering referred to above, including without limitation, fees and expenses payable to the underwriters, legal and accounting fees and expenses, printing costs and filing fees payable to the U.S. Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and/or any United States national stock exchange, and any blue sky fees.

3. No Guarantees of Payment. Nothing contained in this Note or any other agreement or instrument shall be deemed or construed to constitute a guaranty or undertaking by any officer, director or shareholder of the Maker or any third person of any of the obligations of the Maker under this Note; it being understood and agreed by the Lender that, absent the successful consummation of the initial public offering of securities of the Business Combination Company, the Maker is not likely to have any funds or financial resources to pay all or any portion of its obligations under this Note on the Maturity Date or otherwise.

4.  Payment on Maturity Date: Prepayments. The entire unpaid Advances under this Note not yet paid shall be due and payable in full on the Maturity Date. At any time, and from time to time before the Maturity Date, Maker shall have the right to prepay all or any part of the Advances, in whole or in part, without premium or penalty.

5.  Choice of Law: Venue and Jurisdiction. This Note shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects, by the statutes, laws and decisions of the State of New York. The exclusive venue and/or jurisdiction for any proceeding which may be brought in connection with this Note shall be any federal and state court located in New York County, New York and each of the parties hereto irrevocably consents to such venue and/or jurisdiction.

6.  Miscellaneous Provisions.

(a)  This Note may not be amended or modified, and revision hereto shall not be effective, except by an instrument in writing executed by Maker and Lender.

(b)  Any and all notices, demands or requests required or permitted to be given under this Note shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time -to-time designate by written notice, given in accordance with the terms of this Section. A party may change its address for notification purposes by giving the other parties notice in accordance with the terms of this Section 6(b) of the new address and the date upon which it shall become effective.

(c)  Maker hereby waive presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Maker hereunder, Lender may extend the time for payment of any amount due hereunder and release any party liable hereunder without in any other way affecting the liability and obligation of Maker. Maker shall pay all attorneys' fees and other costs of collection actually incurred by Lender in connection with Lender enforcing its rights under this Note to receive payment or otherwise.

(d)  Notwithstanding anything to the contrary, express or implied, contained herein, no officer, director or shareholder of the Maker shall have any personal liability or obligation in respect of the payment of this Note; it being understood and agreed by the Lender that the only source of repayment of this Note is from the proceeds received from an initial public offering of securities of the Maker, as, if and when received.

(e) Headings at the beginning of each numbered Section of this Note are intended solely for convenience of reference and are not to be deemed or construed to be a part of this Note.

IN WITNESS WHEREOF, Maker have executed this Note as of the date first set forth above.

ASIA SPECIAL SITUATIONS ACQUISITION CORP.

By:	/s/ Dr. Gary Hirst
Dr. Gary Hirst, Chief Executive Officer

SCHEDULE A

Date of Advance	Amount of Advance	Initials of Managing Member Acknowledging Receipt of Advance
March __, 2007	$125,000
April __, 2007	$175,000